Exhibit 99.1

PeopleCube Holding BV
d/b/a PeopleCube

Consolidated Financial Statements

Years Ended December 31, 2011 and 2010

PeopleCube Holding BV
d/b/a PeopleCube

CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2011 and 2010

C O N T E N T S

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
PeopleCube Holding BV
d/b/a PeopleCube
Framingham, Massachusetts

We have audited the accompanying consolidated balance sheets of PeopleCube Holding BV d/b/a PeopleCube (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive loss and cash flows for the years then ended. The consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PeopleCube Holding BV d/b/a PeopleCube as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and used $815,185 of cash in operations during the year ended December 31, 2011. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

McGladrey, LLP
September 12, 2012
Boston, Massachusetts

PeopleCube Holding BV d/b/a PeopleCube
Consolidated Balance Sheets
December 31, 2011 and 2010

	December, 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$234,479	$867,715
Restricted Cash	386,325	-
Accounts receivable, net	2,347,308	1,244,495
Prepaid expenses and other current assets	113,383	112,744
Total current assets	3,081,495	2,224,954

Property and equipment, net	146,091	158,241
Goodwill	2,696,616	2,027,899
Intangible assets, net	3,113,812	2,963,000
Other assets	55,484	59,271
Total assets	$9,093,498	$7,433,365

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	360,656	210,649
Accrued expenses	528,762	312,109
Capital leases	23,347	28,196
Related parties notes payable	553,410	-
Notes payable	1,003,690	263,333
Deferred revenue	5,492,527	4,229,068
Total current liabilities	7,962,392	5,043,355

Long-term liabilities:
Capital leases, net of current portion	19,754	19,028
Notes payable, net of current portion	843,221	155,556
Deferred revenue, net of current portion	124,957	248,640
Deferred tax liability	321,621	-
Total long-term liabilities	1,309,553	423,224

Stockholders' equity:
Common stock, $.014 par value; 9,000,000 shares authorized; 2,472,550 shares issued, and outstanding at both December 31, 2011 and 2010, respectively	34,616	34,616
Additional paid-in capital	13,608,896	13,318,531
Accumulated deficit	(14,047,832)	(11,518,873)
Accumulated other comprehensive income	225,873	132,512
Total stockholders' equity(deficit)	(178,447)	1,966,786
	$9,093,498	$7,433,365

The accompanying notes are an integral part of these consolidated financial statements.

PeopleCube Holding BV d/b/a PeopleCube
Consolidated Statements of Operations
Years Ended December 31, 2011 and 2010

	Twelve Months December 31, 2011	Twelve Months December 31, 2010
Revenues	$9,095,686	$7,737,657
Cost of sales	1,662, 369	1,380,303
Gross Margin	7,433,317	6,357,354

Operating Expenses
Sales and marketing	4,520,329	3,808,036
Research and development	1,461,591	2,081,180
General and administrative	3,703,698	1,950,186
Total operating expenses	9,685,618	7,839,402

Loss from Operations	(2,252,301)	(1,482,048)

Other expenses
Other expense, net	116,954	42,554
Interest expense	159,704	59,991

Net Loss	$(2,528,959)	$(1,584,593)

 The accompanying notes are an integral part of these consolidated financial statements.

PeopleCube Holding BV d/b/a PeopleCube
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Loss
Years Ended December 31, 2011 and 2010

	Common Stock
	Number of shares	$.014 Par Value	Additional Paid-in Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Total Equity	Comprehensive Loss
BALANCE AT DECEMBER 31, 2009	2,472,550	$34,616	$13,045,222	$119,767	$(9,934,280)	$3,265,325
Stock compensation	-	-	273,309	-	-	273,309
Cumulative translation adjustment	-	-	-	12,745	-	12,745	12,745

Net loss	-	-	-	-	(1,584,593)	(1,584,593	(1,584,593)
Comprehensive loss							(1,571,848)
BALANCE AT DECEMBER 31, 2010	2,472,550	$34,616	$13,318,531	$132,512	$(11,518,873)	$1,966,786
Stock compensation	-	-	290,365	-	-	290,365

Cumulative translation adjustment	-	-	-	93,361	-	93,361	93,961

Net loss	-	-	-	-	(2,528,959)	(2,528,959)	(2,528,959)

Comprehensive loss							(2,435,598)

BALANCE AT DECEMBER 31, 2011	2,472,550	$34,616	$13,608,896	$225,873	$(14,047,832)	$(178,447)

The accompanying notes are an integral part of these consolidated financial statements.

PeopleCube Holding BV d/b/a PeopleCube
Consolidated Statements of Cash Flows
Years ended December 31, 2011 and 2010

	Twelve Months December 31, 2011	Twelve Months December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,528,959)	$(1,584,593)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,102,934	896,558
Stock-based compensation	290,365	273,309

Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(771,676)	741,105
Prepaid expenses and other current assets	12,855	(25,708)
Deferred tax asset	(55,733)	-
Increase (decrease) in liabilities:
Accounts payable	128,781	27,420
Accrued expenses	204,286	(131,269)
Deferred revenue	801,962	310,670
Net cash provided by /(used in) operating activities	(815,185)	507,492

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(47,821)	(75,230)
Acquisitions, net of cash acquired	(699,578)	-
Net cash (used in)/provided by investing activities	(747,399)	(75,230)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital leases	(31,306)	(36,320)
Proceeds from on Term loan	1,600,000	-
Repayments on term loan	(632,222)	(631,111)
Proceeds from related parties notes payable	553,410	-
Increase in restricted cash	(386,325)	-
Repayments on acquisition note payable	(286,334)	-
Net cash provided by/(used in) financing activities	817,223	(667,431)

Effect of exchange rates on cash	112,125	8,374

Net decrease in cash and equivalents	(633,236)	(226,795)
Cash and equivalents at beginning of period	867,715	1,094,510
Cash and equivalents at end of period	$234,479	$867,715

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	128,021	72,585
Acquisition, net of cash acquired :		-
Accounts receivable	358,292	-
Prepaid expenses and other assets	11,182	-
Intangible assets	1,160,000	-
Goodwill	668,717	-
Accounts payable and accrued expenses	(28,514)	-
Deferred tax liability	(377,354)	-
Deferred revenue	(346,140)	-
Issuance of acquisition note payable	(746,605)	-
	699,578

Supplemental disclosure of noncash investing and financing information:
Purchase of property and equipment under capital lease obligations	26,458	39,145

The accompanying notes are an integral part of these consolidated financial statements.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

1.	NATURE OF BUSINESS

PeopleCube Holding BV was incorporated under the laws of the Netherlands on July 17, 2007. In July 2007, PeopleCube Holding BV acquired Meeting Maker Holding BV (d/b/a PeopleCube) and its subsidiaries Meeting Maker United States, Inc., incorporated under the laws of the state of Delaware on February 15, 2000, and Meeting Maker Limited, incorporated under the laws of the United Kingdom on September 15, 2005. PeopleCube Holding BV, Meeting Maker Holding BV, Meeting Maker Limited and Meeting Maker Limited’s wholly owned subsidiary BusinessSolve Ltd., and Meeting Maker United States, Inc. (collectively, the Company) develop, market and sell software products and services. The Company is a leading provider of workplace, resource and energy management technology. The Company provides scheduling software to optimize space, resources and energy for a sustainable and cost effective workspace.

The Company has suffered recurring net losses in 2011 and 2010, and has an accumulated deficit of $14,047,832 at December 31, 2011. Additionally, the Company used net cash in operating activities of $815,185 during the year ended December 31, 2011. As of December 31, 2011 the Company has a working capital deficit of $4,880,897 and the Company’s existing cash and cash equivalents are insufficient to fund our operations for the next twelve months. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s current operations are dependent on generating cash flow from operations and the continued support of its existing investors and lenders. Should the current investors and lenders curtail or eliminate financial support, the Company would need to seek outside sources of capital to continue operations.  As discussed in Note 11, in July 2012, the Company sold all issued and outstanding shares of Company’s operating subsidiary Meeting Maker United States Inc. in exchange for a combination of cash and shares of the acquirer. However, there can also be no assurances that PeopleCube Holding, BV will meet its planned operations or that it would be successful in obtaining additional equity or debt financing on terms favorable to the Company, if at all..

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain significant accounting policies, as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

Basis of Presentation

The financial statements have been prepared in accordance with accounting standards set by the Financial Accounting Standards Board ("FASB").  The FASB sets generally accepted accounting principles ("GAAP") to ensure financial condition, results of operations, and cash flows are consistently reported.  References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification ("ASC").

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Principles of Consolidation

The accompanying consolidated financial statements include the results of operations of PeopleCube Holding BV and its wholly owned subsidiaries, Meeting Maker Holding BV, Meeting Maker Limited and Meeting Maker Limited’s wholly owned subsidiary BusinessSolve Ltd., which was acquired in February, 2011 (Note 3), and Meeting Maker United States, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates included in the financial statements pertain to revenue recognition, the allowance for doubtful accounts receivable, the valuation of long term assets including goodwill, intangibles and deferred tax assets.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable and notes payable. The carrying value of these instruments approximates their fair value, principally because of the short term maturity of these items.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible, based upon historical experience and management’s evaluation of the outstanding accounts receivable at the end of the year.  Uncollectible amounts are written off against the allowance after all collection efforts have been exhausted. At December 31, 2011 and 2010, the allowance for doubtful accounts was $236,127 and $110,548, respectively.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Property and Equipment

Property and equipment are stated at cost. Assets acquired and improvements thereon are capitalized; ordinary repairs and maintenance are charged to expense as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Asset Classification	Useful Life

Computer equipment	3-5 years
Furniture and fixtures	7-10 years
Leasehold improvements of lease period or improvement	Shorter of estimated useful life

Intangible Assets

The Company’s intangible assets consist of a trademarks, a tradename, technology licenses, customer lists, and a non-compete agreement, all of which were acquired through the 2007 acquisition of Meeting Maker Holding BV and the 2011 acquisition of BusinessSolve, Ltd (see Note 3). Separable intangible assets that are deemed to have a finite life are amortized over their useful lives.  Amortization is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Asset Classification	Useful Life

Trademark and Tradename	8 years
Technology	10 years
Customer lists	5 years
Non-compete agreements	2 years

Long-Lived Assets

The Company accounts for its long-lived assets in accordance with ASC 360, Property, Plant and Equipment. This statement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to be generated by the asset. As of December 31, 2011 and 2010, the Company has not identified any impairment of its long-lived assets.

Goodwill

Goodwill is evaluated for impairment at least annually, or more frequently, if events or changes in circumstances indicate that an asset might be impaired. Evaluation is performed using a two-step process.  The first step compares the book value of the Company’s reporting unit to its estimated fair value.  The second step of the goodwill impairment test, which is only required when the net book value of the reporting unit exceeds the fair value, compares the implied fair value of goodwill to its book value to determine if an impairment is required.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Goodwill…continued

Determining the fair value of a reporting unit is a judgment involving significant estimates and assumptions.  These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, and future economic and market conditions.  The Company bases its fair value estimates on assumptions that management believes to be reasonable, however actual future results may differ from these estimates. There was no impairment of goodwill for the years ended December 31, 2011 and 2010, respectively.

Revenue Recognition

The Company generates revenue from the sale of perpetual software licenses, maintenance and support services, professional services and software subscription services.  In general the Company recognizes revenue when all of the following criteria have been met; (a) persuasive evidence of an arrangement with the customer exists; (b) delivery has occurred or services have been rendered ; (c) the fees for the arrangement are fixed or determinable; and (d) collectability is reasonable assured.

Sales of perpetual software licenses are accounted for in accordance with ASC 985-605, Revenue Recognition – Software.  Revenue from arrangements where multiple products or services are bundled together under one contract is allocated using the residual method, whereby revenue is attributed first to the undelivered elements (i.e. maintenance and support, and professional services) based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered elements. The remainder of the total contract value is then attributed to the software license.  VSOE is based upon the price charged when an element is sold separately.  If VSOE does not exist for any of the undelivered elements, the entire arrangement fee is recognized upon delivery of all elements or over the period of the longest service commitment of the arrangement.

Revenue for professional services, including consulting, implementation of perpetual licenses and training, are typically recognized upon performance of the services.  Revenue from maintenance and support agreements is recognized ratably over the period of the agreement, which is typically 1 to 3 years.

The Company also licenses its software pursuant to hosted software subscription agreements.  Pursuant to these agreements, the customer does not have the contractual right to take possession of the software.  Accordingly, these arrangements are accounted for as subscriptions with the fee recognized as revenue ratably over the subscription period. Implementation fees associated with subscription agreements are deferred and recognized over the longer of the contractual term or the estimated period that the customer will use the software.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Research and Development and Software Development Costs

Costs incurred in research and development are expensed as incurred.  ASC 985-20, Software - Costs of Software to be Sold, Leased, or Marketed, requires capitalization of certain computer software development costs incurred after technological feasibility is established and ceases when the product is available for general release. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management concerning certain external factors including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life, and changes in software and hardware technologies. There is generally a limited passage of time between achievement of technological feasibility and the availability of the Company’s product for general release.  Because no significant costs have been incurred during this time, the Company has not capitalized any software development costs to date.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires the use of the asset and liability method of accounting for income taxes. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities and expected future tax consequences of events that have been included in the financial statements or tax returns using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is used to offset deferred taxes if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. Management annually evaluates the recoverability of deferred taxes and the adequacy of the valuation allowance.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation.  ASC 718 requires all share-based payments to employees, including grants of employee stock options and modifications to existing stock options and restricted share plans, to be recognized in the statement of operations based on their fair values.

Under the fair-value method, stock-based compensation associated with stock awards is determined based on the estimated fair value of the award itself, measured using either current market data or an established option-pricing model.  The Company utilizes the Black-Scholes option pricing model to determine the fair value of options granted and has elected the accrual method for recognizing compensation costs.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

The determination of the fair value of stock-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of the common stock as it is not a public company, and as such volatility is estimated using historical volatilities of similar public entities.  The expected life of the awards is estimated based on the simplified method.  The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards.  The dividend yield assumption is based on history and expectation of paying no dividends.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures represent only the unvested portion of a surrendered option and the Company estimates forfeitures based on historical experience.

Stock-Based Compensation...continued

The fair value of stock options issued to employees was measured with the following weighted average assumptions for the years ended December 31:

	2011	2010

Risk-free interest rate	1.5%	1.8%
Expected dividend yield	0%	0%
Expected volatility	85%	75%
Expected life of option	4.75 years	4.75 years

The weighted-average fair value of stock options granted during the years ended December 31, 2011 and 2010, under the Black-Scholes option pricing model was $2.71 and $2.08 per share, respectively.  For the years ended December 31, 2011 and 2010, the Company recorded stock-based compensation expense of $290,365 and $273,709 respectively, in connection with share based payment awards. As of December 31, 2011, there was $146,856 of unrecognized compensation expense related to non-vested stock awards that is expected to be recognized through 2014.

Comprehensive Loss

ASC 220, Comprehensive Income, requires disclosure of all components of comprehensive income (loss).  Comprehensive income (loss) is defined as the change in stockholders’ equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.  Comprehensive losses for the years ended December 31, 2011 and 2010 includes the reported net loss, and the change in the cumulative translation adjustment account of $93,361 and $12,745, respectively.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar.  The functional currency of the Company’s subsidiaries in the United Kingdom and the Netherlands is the local currency.  The Company translates the financial statements of the subsidiaries in the United Kingdom and the Netherlands in accordance with ASC 830, Foreign Currency Matters. In translating the accounts of the foreign subsidiary into U.S. dollars, assets and liabilities are translated at the rate of exchange in effect at year end, while stockholders’ equity is translated at historical rates. Revenue and expense accounts are translated using the weighted-average exchange rate in effect during the year. Gains and losses from foreign currency translation are credited or charged to accumulated other comprehensive income, included in stockholders’ equity (deficit) in the accompanying consolidated balance sheets.

The transaction losses for the years ended December 31, 2011 and 2010 were $113,070 and $42,872 respectively; these amounts are recorded in other expense, net, in the consolidated statements of operations for the years then ended.

Concentrations of Credit Risk and Significant Customers

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s cash equivalents are invested in accredited financial institutions and the Company has not experienced any losses in such accounts.  The Company believes it is not exposed to any significant risk on cash and cash equivalents.  Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales. To control credit risks, the Company performs regular credit evaluations of its customers’ financial condition, and maintains allowances for potential credit losses, but does not require collateral or other security to support customer receivables.

For the year ended December 31, 2011, the Company did not have any customer who represented at least 10% of revenue and had one customer who represented 12% of accounts receivable at year end.

For the year ended December 31, 2010 the Company did not have any customer who represented at least 10% of revenue or of accounts receivable at year end.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was $111,835 and $69,754, respectively, for the fiscal years ended December 31, 2011 and 2010.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

3.           ACQUISITION OF BUSINESSSOLVE LTD.

On February 14, 2011, the Company’s subsidiary Meeting Maker Limited acquired 100% of the outstanding equity of BusinessSolve, Ltd., a British competitor in the workplace and resource management scheduling software business.

The purchase agreement required a payment of 500,000 GBP ($800,050 as of February 14, 2011) at closing, plus 500,000 GBP ($800,050 as of February 14, 2011) to be paid in eight equal quarterly installments beginning April 1, 2011.  The Company recorded the future purchase price as a note payable at its estimated fair value of $746,605, resulting in a $53,445 debt discount. The debt discount is being accreted to interest expense through the date of the last quarterly payment (see Note 6).

Acquisition related costs which are included in the accompanying consolidated statement of operations for the year ended December 31, 2011 were approximately $84,000.  The purchase agreement also required the Company to fund an escrow account for 250,000 GBP ($386,325 as of December 31, 2011) to partially secure the future purchase price payments, which has been recorded as restricted cash in the accompanying consolidated balance sheet.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition and have been assigned to BusinessSolve, Ltd.

Cash	$100,472
Accounts receivable	358,292
Prepaid expenses and other assets	11,182
Intangible assets	1,160,000
Goodwill	668,717
Accounts payable and accrued expenses	(28,514)
Deferred tax liability	(377,354)
Deferred revenue	(346,140)

Net assets acquired	$1,546,655

Goodwill arising from the acquisition is largely due to the synergies and economies of scale expected as well as the expansion of the geographic distribution territory and additional product lines that can be distributed to the existing customer base.

The estimated values of current assets and liabilities, excluding deferred revenue, were based upon their historical carrying values on the date of acquisition due to their short-term nature. Deferred revenue was valued at the estimated cost to fulfill the assumed obligations, plus a reasonable profit margin.  The Company determined the estimated fair value of the identifiable intangible assets after review and consideration of relevant information including discounted cash flow analyses, market data and management’s estimates.  The value attributed to the identifiable intangible assets included $100,000 in a trade name, $720,000 in customer relationships, $230,000 in acquired technology and $110,000 in non-compete agreements.  The intangible assets are being amortized over a range of two to eight years and a weighted average period of 6 years. Goodwill and identifiable intangibles from the acquisition are not deductible for tax purposes therefore a deferred tax liability of $377,354 was recorded as a component of the transaction.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

	2011	2010

Computer equipment and software	$1,084,908	$1,000,254
Furniture and fixtures	51,290	47,316
Leasehold improvements	49,627	44,471
	1,185,825	1,092,041
Less - accumulated depreciation and amortization	1,039,734	933,800

	$146,091	$158,241

Total depreciation expense for the years ended December 31, 2011 and 2010 was $93,746 and $92,558, respectively.

5.	INTANGIBLE ASSETS AND GOODWILL

Intangible assets consisted of the following at December 31:

	2011	2010

Trademark	$570,000	$570,000
Tradename	1,330,000	1,230,000
Technology	2,260,000	2,030,000
Customer lists	2,600,000	1,880,000
Non-compete agreements	110,000	-
	6,870,000	5,710,000
Less - accumulated amortization	3,756,188	2,747,000

	$3,113,812	$2,963,000

2012	$881,833
2013	614,375
2014	607,500
2015	513,750
2016	256,501
Thereafter	239,854

Total	$3,113,813

Total amortization expense for the years ended December 31, 2011 and 2010 was $1,009,188 and $804,000, respectively.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

5.	INTANGIBLE ASSETS AND GOODWILL…continued

The change in goodwill during the year ended December 31, 2011 is as follows:

Balance at December 31, 2010	$2,027,899

Acquisition of BusinessSolve (Note 3)	668,717

Balance at December 31, 2011	$2,696,616

6.	DEBT

Lines of Credit

In July 2008, the Company entered into a revolving line of credit agreement with a bank that provided for up to $500,000 of borrowings based upon specified levels of qualified accounts receivable. Borrowings bore interest at the prime rate plus 1.0%. There was no outstanding balance on the line of credit at December 31, 2010, and the line of credit was closed on February 11, 2011.

Notes Payable

In June 2008, the Company entered into a Loan and Security Agreement with a bank for a $1,300,000 term loan, secured by the Company’s assets. The term loan carried interest at the greater of the prime rate, at the time of borrowing, plus 2.25% or 7.00%, and was due in 36 equal monthly installments.  As of December 31, 2010, the Company had an outstanding balance on the term loan of $130,000 and on February 9, 2011 the outstanding balance was repaid in full with proceeds from the term loan entered into on February 8, 2011 that is described below.

In July 2009, the Company entered into a Loan and Security Agreement with a bank for a $400,000 term loan, secured by the Company’s assets. The term loan carried interest at the greater of the prime rate, at the time of borrowing, plus 2.25% or 6.00%, and was due in 36 equal monthly installments. As of December 31, 2010, the Company had an outstanding balance on the term loan of $288,889, and on February 9, 2011 the outstanding balance was repaid in full with proceeds from the term loan entered into on February 8, 2011 that is described below.

On February 8, 2011, the Company entered into a Loan and Security Agreement with another bank for a $1,600,000 term loan, secured by all of the Company’s assets. The proceeds of the loan were used to repay all then outstanding debt obligations and to fund the acquisition of BusinessSolve, Ltd., as discussed in Note 3. The term loan carries interest at the prime rate plus 3.00% (6.25% as of December 31,  2011), and is due in 30 equal monthly installments beginning on September 1, 2011.  As of December 31, 2011, the Company had an outstanding balance on the term loan of $1,386,667.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

6.	DEBT...continued

The Company’s purchase agreement for BusinessSolve, Ltd. requires the Company to pay 500,000 GBP ($800,050 as of February 14, 2011) in eight equal quarterly installments beginning April 1, 2011.  The payments have no stated interest rate however the Company estimated the fair value of the payments at their net present value of $746,605, resulting in a $53,445 debt discount.  The debt discount is being accreted to interest expense through the date of the last quarterly payment using the effective interest rate method.  As of December 31, 2011, the Company has paid 187,500 GBP ($286,334) in installments and accreted $30,810 of the debt discount as interest expense. The carrying value of the future purchase price payments is $460,244 at December 31, 2011 and is included as a component of notes payable in the accompanying consolidated balance sheet.

Related Parties Notes Payable

In October 2011, the Company entered into a Note Purchase Agreement with certain investors and executives of the Company for an aggregate amount of $547,500, secured by the Company’s assets; the Company received $532,500 as of December 31, 2011, and the remaining $15,000 was received in January 2012. The proceeds of the notes were used to fund working capital needs. Each note accrues interest at 12% and a premium of 30% of the principal balance will be paid on the earlier of a sale of substantially all of the Company’s stock or assets, or December 31, 2012. The Company is accreting the lenders premium through the stated maturity date of the agreement using the effective interest rate method. For the year ended December 31, 2011, the Company accreted $20,910 of the premium as additional interest expense and the carrying value of the debt is $553,410 and recorded as related parties notes payable on the accompanying consolidated balance sheets. The notes are subordinate to the February 8, 2011 term loan described above.

Aggregate future maturities of the Company’s debt obligations are as follows as of December 31, 2011:

2012	$1,557,100
2013	736,581
2014	106,640

$2,400,321

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

7.	STOCK OPTION PLAN

In 2008, the Company adopted a stock option plan (the Plan) that provides for the granting of qualified (also known as incentive stock options) and nonqualified stock options to Company directors, officers, employees, and consultants. A total of 505,237 shares of the Company’s common stock were issuable under the Plan.

Employee stock option activity for the years ended December 31, 2011 and 2010 for the Plan was as follows:

			Weighted-
		Exercise	Average
	Number of	Price	Exercise
	Options	Range	Price

Outstanding at December 31, 2009	458,496	$2.97 – 5.08	$4.86
Granted	64,000	3.50	2.97
Exercised	-	-	-
Forfeited/cancelled	(65,625)	3.50 – 5.08	4.98
Outstanding at December 31, 2010	456,871	2.97 – 5.08	4.73
Granted	43,000	4.12	4.12
Exercised	-	-	-
Forfeited/cancelled	(12,500)	3.50 – 5.08	4.22

Outstanding at December 31, 2011	487,371	$2.97 – 5.08	$4.44

Exercisable at December 31, 2011	327,428	$2.97 – 6.12	$4.84

The following table summarizes information about stock options outstanding at December 31, 2011:

	Options Vested and Expected to Vest			Options Vested
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Remaining	Average
Exercise	Number	Contractual	Exercise	Number	Contractual	Exercise
Price	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price

$2.97	26,733	4.59	$2.97	14,889	4.59	$2.97
3.50	52,570	5.28	3.50	29,500	5.28	3.50
4.12	27,252	6.12	4.12	1,000	6.12	4.12
5.08	349,006	4.25	5.08	282,039	3.09	5.08

	455,561	4.50	$4.72	327,428	3.36	$4.83

At December 31, 2011, 17,956 shares remain available for future grant.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

8.           INCOME TAXES

The Company accounts for foreign, U.S. federal and state income taxes using the liability method, under which deferred tax assets or liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using the currently enacted tax rates.

For the year ended December 31, 2011, the Company recorded a tax provision of $4,497 primarily related to current foreign income tax of $60,230, offset by a foreign deferred tax benefit of $55,733. The deferred tax benefit relates primarily to the amortization of the deferred tax liability in the Business Solve Ltd. Acquisition (Note 3). The provision is included as a component of other expense, net in the consolidated statement of operations.

At December 31, 2011 and 2010, temporary differences between the financial statement carrying and tax bases of assets and liabilities that give rise to significant deferred tax assets (liabilities) are as follows:

	2011	2010
Deferred taxes:
Net operating loss carryforwards	$3,919,152	$3,337,046
Research and development credit carryforward	1,440,222	1,440,222
Non-deductible intangible assets	(321,623)	-
Depreciation and Amortization	(195,352)	(520,258)
Other	334,685	212,478
Gross deferred tax asset	5,177,084	4,469,488
Less - valuation allowance	(5,498,707)	(4,469,488)

Net deferred tax assets	$(321,623)	$-

 As of December 31, 2011 and 2010, the Company had net operating loss carry forwards of approximately $16,240,000 and $13,450,000 respectively, available to reduce future U.S. federal, state, and foreign income taxes, if any.  If not utilized, these carryforwards will expire at various dates through 2032.  The Company also has research and development carryforwards of approximately $1,705,000 as of December 31, 2011 and 2010, to reduce future federal and state income taxes.  If not utilized, these carryforwards will expire at various dates through 2029.

The valuation allowance increased by $1,029,219 and $320,178 for the tax year ended December 31, 2011 and 2010, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become taxable. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believed that it was more likely than not that the deferred tax asset at December 31, 2011 would not be realized in future periods and, as such, this asset has been fully reserved for as of December 31, 2011. During 2011, the valuation allowance for the UK has been reversed, as all UK net operating carryforwards are estimated to be utilized in 2012.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

8.           INCOME TAXES…continued.

The Company follows the provisions of ASC 740-10, which prescribes a two step process for the measurement of uncertain tax positions that have been taken or are expected to be taken in a return.  The first step is a determination of whether the tax position should be recognized in the financial statements.  The second step determines the measurement of the tax position.

Under Internal Revenue Code Section 382, ownership changes may limit the amount of net operating loss that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. As a results of the acquisition of Meeting Maker Holding BV by PeopleCube Holding BV in 2007, a change of control, as defined by section 382, may have occurred or could result in a change of control in the future upon subsequent disposition. The company has not currently completed a study to access whether a change of control has occurred or whether there have been multiple changes of control since its formation due to the significant complexity and cost associated with such study and due to the possibility of additional changes in control in the future. If the Company has experienced a change of control at any time since its formation, utilization of the net operating loss carryforwards would be subject to an annual limitation under section 382. Further, until a study is completed and any limitation known, no amounts are being presented as an uncertain tax position under ASC 740-10.

  As of December 31, 2011 and 2010, the Company did not have a liability for uncertain tax positions.  The Company has elected to record interest charges and penalties related to uncertain tax positions as part of its tax provision.  At December 31, 2011, the Company did not accrue any potential interest or penalties.

The Company files income tax returns in the United States, the Netherlands, the United Kingdom and various state jurisdictions. The Company's federal tax returns are open to examination back to 2002 due to unused net operating loss carryforwards generated in those years.  The Company's state statutes are generally open from 2008 through 2011.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain office facilities under operating lease agreements that expire through December 2017. The following is the approximate future minimum lease payment under leases as of December 31, 2011:

2012	$260,173
2013	225,709
2014	200,362
2015	53,704
2016	53,704
Thereafter	4,475

Total	$798,127

Rent expense was $377,807 and $319,237 for the years ended December 31, 2011 and 2010, respectively.

PeopleCube Holding BV
d/b/a PeopleCube
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010

9.	COMMITMENTS AND CONTINGENCIES…continued

Capital Leases

The Company has various lease financing agreements with various lenders which are used to finance capital expenditures for equipment.  During 2011, the Company entered into four additional capital lease agreements totaling $26,458. Interest expense related to the Company’s leases was $6,667 and $8,617 for the years ended December 31, 2011 and 2010, respectively.

The gross carrying amount of property and equipment under capital lease and related accumulated amortization has been included in property and equipment in the consolidated balance sheets.  Amortization relating to capital leases has been included in depreciation expense.

Future minimum lease payments under capital leases at December 31, 2011 are as follows:

2012	$27,652
2013	14,663
2014	4,458
46,773
Less - amount representing interest	3,672
Present value of minimum capital lease payments	43,101
Less - current portion	23,347

Obligations under capital leases,
excluding current portion	$19,754

10.	401(k) PLAN

The Company maintains a 401(k) plan (the Plan) covering all eligible employees, as defined. The Plan allows eligible employees to make contributions up to 100% of their pretax annual compensation, as defined by the Plan, subject to certain IRS limitations. Under the Plan, the Company may make discretionary contributions at the end of each plan year. The Company made a contribution of $6,198 for the year ended December 31, 2011 and did not make any contribution for the year ended December 31, 2010.

11.           SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 12, 2012, the date on which the financial statements were available to be issued. No events, other than that described below, have occurred subsequent to December 31, 2011 that requires adjustment to or disclosure in these financial statements.

On July 1, 2012 the Company sold all of its issued and outstanding shares of its operating subsidiary, Meeting Maker – United States, Inc., pursuant to a Stock Purchase Agreement with Asure Software, Inc. (“Asure”). The aggregate consideration received consisted of (i) $9.8 million in cash, subject to a post-closing working capital adjustment, (ii) 255,000 shares of Asure’s common stock, and (iii) an additional $3 million in cash that is  due on October 31, 2014, subject to offset of any amounts owed under the indemnification provisions of the Stock Purchase Agreement.